Filed Pursuant to Rule 424(b)(3)
                                    Registration Statement File No. 333-43123


                 P R O S P E C T U S S U P P L E M E N T NO. 2
                                   UST CORP.

                              1,180,000 Shares of
                         Common Stock, $0.625 Par Value
                                  -----------


      This prospectus supplement ("Prospectus Supplement") relates to the prospectus previously filed by UST Corp., a Massachusetts corporation (the "Company"), dated January 21, 1998 ( "Prospectus"), in respect of up to 1,180,000 shares (the "Shares") of the Company's common stock, par value $0.625 per share (the "Common Stock"), being sold by certain stockholders of the Company (the "Selling Stockholders").


            The date of this Prospectus Supplement is July 13, 1998.


                              SELLING STOCKHOLDERS


      Since the date of the Prospectus, a certain Selling Stockholder (the "Donor") has donated a portion of his shares of Common Stock (the "Donated Shares") to four (4) different organizations (the "Donees"), and the Donees have requested that they be included as Selling Stockholders in the Prospectus. Accordingly, the Selling Stockholders section of the Prospectus is hereby supplemented to include the Donees (listed below), each with respect to its Donated Shares. The total number of Shares offered by all Selling Stockholders (including the Donor and Donees), however, remains unchanged because each Donee is offering to sell all of its Donated Shares.

          Name of Selling                 Shares Owned            Shares           Shares to be Owned
            Stockholders                Prior to Offering         Offered            After Offering

    Brandeis University                    1,900  (a)              1,900                  -0-
    South Street
    Waltham, MA  02254

    Combined Jewish Philanthropies          900  (b)                900                   -0-
    of
      Greater Boston, Inc.
    126 High Street
    Boston, MA  02110

    The West End House, Inc.                900  (c)                900                   -0-
    105 Allston Street
    Allston, MA  02134

    Michael and Annette Miller             19,000  (d)            19,000                  -0-
      Charitable Trust
    199 Temple Street
    West Newton, MA  02165


      (a) As of June 30, 1998, Brandeis University owns Donated Shares in the amount of 1,900 shares of Common Stock, all of which were donated to it by Michael A. Miller, a Selling Stockholder more specifically identified in the Prospectus.

      (b) As of July 8, 1998, Combined Jewish Philanthropies of Greater Boston, Inc. owns Donated Shares in the amount of 900 shares of Common Stock, all of which were donated to it by Michael A. Miller, a Selling Stockholder more specifically identified in the Prospectus.

      (c) As of July 8, 1998, The West End House, Inc. owns Donated Shares in the amount of 900 shares of Common Stock, all of which were donated to it by Michael A. Miller, a Selling Stockholder more specifically identified in the Prospectus.

      (d) As of June 30, 1998, the Michael and Annette Miller Charitable Trust owns Donated Shares in the amount of 19,000 shares of Common Stock, all of which were donated to it by Michael A. Miller, a Selling Stockholder more specifically identified in the Prospectus.